EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the 2004 Annual Report to Shareholders of Southwest Gas Corporation, which is incorporated by reference in Southwest Gas Corporation's Annual Report on Form 10-K for the year ended December 31, 2004.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 22, 2005 relating to the financial statements, which appears in the Annual Report of Southwest Gas Corporation Employees’ Investment Plan on Form 11-K for the year ended December 31, 2004.

PricewaterhouseCoopers LLP

Los Angeles, CA

July 18, 2005